UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	October 26, 2006

Martek Biosciences Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	0-22354	52-1399362
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

6480 Dobbin Road, Columbia, Maryland		21045
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	410-740-0081

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 2.05 Costs Associated with Exit or Disposal Activities.

On October 26, 2006, Martek Biosciences Corporation ("Martek") committed to and announced a restructuring of its plant operations (the "restructuring plan") following a review of its current production and cost structure. The restructuring plan, which was also communicated to Martek employees on October 26, 2006, is to be implemented immediately and is expected to reduce manufacturing costs and operating expenses starting in the first quarter of fiscal year 2007.

Under the restructuring plan, a substantial portion of production currently taking place at Martek’s Winchester, Kentucky ("Winchester") site will be transferred to its Kingstree, South Carolina facility. Martek’s production workforce in Winchester will be reduced by approximately 100 people, or approximately 15% of Martek’s total employees. As a result of the restructuring plan, Martek expects to incur total charges of approximately $6.0 million, of which approximately $5.4 million will be recorded in the fourth quarter of fiscal year 2006 and substantially all of the remainder in the first quarter of fiscal year 2007. The expected charges are due to (i) cash charges estimated at $3.0 million for employee separation costs, and (ii) non-cash charges estimated at $3.0 million for the write-down of certain assets supporting production in Winchester.

Martek will maintain the essential redundancy of dual-plant production capacity and plans to retain the knowledge base of key Winchester personnel to continue its ability to expand to meet future demand from the infant formula, food and beverage, and other markets, and, as a result, the restructuring is not expected to have any impact on Martek’s ability to meet anticipated customer demand. As a result of improvements in productivity, it is expected that, after the restructuring, the combined production capacity of the "in service" assets of Martek and its third party ARA supplier will be approximately $500 million in annualized sales. In the future, it is expected that this capacity can be increased to annualized sales amounts of $750 million, or greater, by bringing the Winchester assets back to full production, which Martek believes can be accomplished in a matter of months. Winchester’s packaging activities, development activities and certain downstream process operations are expected to continue after the restructuring.

The information in this report contains forward-looking statements concerning, among other things, expectations regarding expected accounting charges, cash expenditures, production workforce, current and future production capabilities and capacity, retention of key personnel, future customer demand and ability to meet customer demand, and overall demand for and development of new growth opportunities for Martek’s products. These statements are based upon numerous assumptions that Martek cannot control and involve risks and uncertainties that could cause actual results to differ. These statements should be understood in light of the risk factors set forth in Martek’s filings with the Securities and Exchange Commission, including, but not limited to, Martek’s Form 10-Q for the fiscal quarter ended July 31, 2006 and other filed reports on Form 10-K/A, Form 10-Q and Form 8-K.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Martek Biosciences Corporation

October 26, 2006	By:	/s/ Peter L. Buzy

Name: Peter L. Buzy
Title: Chief Financial Officer and Treasurer